EX-99.(2)(k)(3)

Subscription Agreement – Individuals and IRAs

Goldman Sachs Accredited Investor Funds

This Subscription Agreement (this “Subscription Agreement”) for investing in securities (the “Interests”) of the fund identified on page 2 herein (the “Fund”) is intended for use only by a Subscriber investing through a distributor or investment advisor (a “Financial Advisor”) other than Goldman Sachs (“GS”).

Interests are only being offered to US Persons that are “accredited” investors as defined in Rule 501 of Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

Certain capitalized terms not otherwise defined in this Subscription Agreement are defined in Section III.

Please complete this Subscription Agreement as follows:

☐	Section I, Information to be provided by All Subscribers: You and your Financial Adviser, as applicable, must complete Section I.
☐	Section II, Signature Page:

  (a) You must complete and sign Section II.

  (b) If you are an IRA investor, please have your Financial Advisor sign in Section II.

☐	Section III, Subscription Agreement Terms and Conditions: You should carefully read the Subscription Agreement Terms and Conditions.

Return the entire completed and signed Subscription Agreement to your Financial Advisor.

Questions related to this Subscription Agreement and submission process can be directed to the Fund at 312-655-4702.

Important:

You must subscribe for Interests solely for your own account, risk and beneficial and economic interest, as an investor, and you must not be acting as an agent, trustee, nominee, investment manager or representative or in a similar agency capacity (a “Nominee”) for or on behalf of any other individual or entity. The Fund will not accept any Subscription Agreement submitted by an investor in a Nominee capacity, will not recognize any principal (disclosed or undisclosed) other than you and will hold you responsible for all representations, warranties, covenants and other obligations in this Subscription Agreement.

Do not alter this Subscription Agreement. Any alteration of the form of this Subscription Agreement by you, including with stamps or the inclusion of addendums, will be void and will not form a part of this Subscription Agreement. Your execution of the Signature Page will constitute your acceptance of all terms of this Subscription Agreement in the form presented to you, unless otherwise agreed to in writing by the Fund.

Please review any information provided herein on your behalf and correct any inaccuracies or mistakes.

A Prospectus and accompanying Statement of Additional Information for the Fund containing more complete information may be obtained from your authorized dealer or from Goldman Sachs & Co. LLC by calling 312-655-4702, Monday through Friday 9AM to 6:00PM Eastern Time. Please consider carefully the Fund’s objectives, risks, and charges and expenses, and read the Prospectus and accompanying Statement of Additional Information carefully before investing. The Prospectus and accompanying Statement of Additional Information contain this and other information about the Fund.

I. Information to be Provided by All Subscribers

Answer each of the following questions (as applicable). “Subscriber” means the person or IRA subscribing for Interests pursuant to this Subscription Agreement, which will become the legal owner of the Interests. Please note that (i) “you” or “your” refers to the Subscriber, (ii) all information in this Subscription Agreement must be provided with respect to the Subscriber, and (iii) all signatories must be authorized to sign on behalf of the Subscriber.

1. Subscriber Name (Please include Custodian Name, if applicable)	2. Total Commitment Amount*
☐ Check this box if this is an additional commitment
$
*The minimum commitment is $50,000

3. Client Account Number at Broker-Dealer/Custodian

4. Fund: Goldman Sachs Private Markets Fund 2018 LLC Fund Number: 2471

[Remainder of page intentionally left blank]

I. Information to be Provided by All Subscribers

5.    Subscriber Legal Address (required)

Attention
Street (P.O. Boxes are not permitted)	City

State/Province	Postal Code	Country
Phone Number	Fax Number	E-Mail Address
Please provide the state residency for state tax reporting purposes if different from legal address reported above: ____________________.
☐ Check here only if you do NOT consent to the electronic delivery provisions on pages 15 and 16 of Section III.

6.    Subscriber Mailing Address (if different than above)

Attention
Street	City

State/Province	Postal Code	Country

If you do not provide a ‘Mailing’ address, any written communications by the Fund to you in connection with your investment in the Fund will be delivered to the physical or electronic address provided in legal address above.

7.    Financial Advisor Information (may be completed by your Financial Advisor)

Financial Advisor Name	Financial Advisor ID or CRD Number
Financial Advisor Firm Name	Financial Advisor Firm ID or CRD Number
Branch/Office ID Number	Broker-Dealer/Custodian Name
Street	City

State/Province	Postal Code	Country
Phone Number	Email Address

8. Ownership. Legal status of Subscriber and all Additional/Co-Owner(s); additional pages can be supplied if necessary to accommodate information for all Additional/Co-Owners.

(a)  Subscriber Types (select one):

☐   Individual

☐   Individual Retirement Account (IRA). Please Specify IRA Type:

Traditional, Rollover, Roth, Other: ___________________

☐   Joint Tenants with Rights of Survivorship

☐   Tenants in Common

☐   Tenants by the Entirety

☐   Community Property

(b) If Subscriber Type has an Additional/Co-Owner, specify relationship of Additional/Co-Owner (select one): ☐ Legal Spouse ☐ Beneficial Owner ☐ Other (specify):___________________________

I. Information to be Provided by All Subscribers

Subscriber Taxpayer Identification Number:	Additional/Co-Owner Name(s):
Additional/Co-Owner US Tax Classifications(s), if different than Subscriber:	Additional/Co-Owner Taxpayer Identification Number(s):
Subscriber Date of Birth:	Additional/Co-Owner Date of Birth(s):
Custodian Taxpayer Identification Number (if investing through an IRA):
The US Tax Classification for this section can be provided based off of the U.S. federal income tax classification provided on an IRS Form W-9.

9. Supplemental Questions for All Subscribers (all questions required)

(a)  Are you a “US Person” as defined under Regulation S under the Securities Act and for US federal income tax purposes (which definitions are set forth in Section III)?

☐ Yes    ☐ No

(b)  If subscribing with your legal spouse, is your legal spouse a US Person for US federal income tax purposes (as defined in Section III)?

☐ Yes    ☐ No

(c)   Did you receive or accept the offer of the Interests in the state or territory indicated in your legal address above?

☐ Yes    ☐ No    If No, please list state or territory here: _______________________________

(d)  Please indicate below whether the Subscriber or any of the Subscriber’s beneficial owners is any of the following:

☐   (i) an employee of The Goldman Sachs Group, Inc.;

☐   (ii) an affiliate of The Goldman Sachs Group, Inc. (for purposes of this question, “affiliate” includes a portfolio company controlled by Goldman Sachs or by an investment fund that is managed by Goldman Sachs);

☐   (iii) an employee or director of an affiliate of The Goldman Sachs Group, Inc.;

☐   (iv) an “immediate family” member of an employee or director described in (iii) above (for these purposes, “immediate family” includes the spouse of an individual, the individual’s minor children, and any of the individual’s children (including adults) residing in the individual’s home);

If you did not check any of the four boxes above, you hereby represent that none of 9(d) applies to the Subscriber or any of the Subscriber’s beneficial owners.

If you check any of (i), (ii), (iii) or (iv) above, you may be required to provide additional information.

(e)  Please check the applicable boxes below for any registrations or memberships you hold with the US Commodity Futures Trading Commission (“CFTC”) and/or the National Future Association (“NFA”):

☐   Futures Commission Merchant

☐   Introducing Broker

☐   Commodity Pool Operator

☐   Commodity Trading Advisor

☐   Leverage Transaction Merchant

If you did not check any of the five boxes above, you hereby represent that you (i) are not required to be an NFA member and/or to be registered with the CFTC pursuant to the Commodity Exchange Act and the rules thereunder, and, if applicable, (ii) have complied with all conditions of any exclusion or exemption from such registration. If you cannot make this representation, please contact the Fund.

I. Information to be Provided by All Subscribers

10. Are you an Accredited Investor?  Please check the applicable box below:

The Subscriber is:

☐   (a) A person whose individual net worth, or joint net worth with a spouse, is over $1,000,000. For purposes of this question 10, “net worth” means a person’s assets minus liabilities, provided that for purposes of calculating net worth:

(i)  the person’s primary residence shall not be included as an asset,

(ii)   indebtedness secured by the primary residence, up to the fair market value of the primary residence as of the date on which an Interest is purchased, shall not be included as a liability (except that if the amount of such indebtedness outstanding as of the date on which an Interest is purchased exceeds the amount outstanding 60 days before such date, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability), and

(iii)  indebtedness that is secured by the person’s primary residence in excess of the fair market value of the primary residence as of the date on which an Interest is purchased shall be included as a liability.

☐   (b) IRA where the owner is an Accredited Investor under (a) above.

If you did not check either of the above boxes, please contact the Fund.

11. For Individual Retirement Accounts (IRAs) ONLY:

(a)	You hereby represent that the below information is true and correct:

The Subscriber is an “Individual Retirement Account” (“IRA”) as defined in Section 408(a) of the IRS Code. ☐ Yes ☐ No

(b)	If the Subscriber is an IRA, please check all applicable boxes below:

The Subscriber is represented by a “fiduciary” (as defined in Section 3(21) of ERISA) in connection with the Subscriber’s purchase of Interests which fiduciary is:

☐   (i) a bank as defined in Section 202 of the Investment Advisers Act or similar institution that is regulated and supervised and subject to periodic exam by a State or Federal agency;

☐   (ii) an insurance carrier which is qualified under the laws of more than one state to perform the services of managing, acquiring or disposing of “plan assets;”

☐   (iii) an investment adviser registered under the Investment Advisers Act or, if not registered as an investment adviser under the Investment Advisers Act by reason of paragraph (1) of section 203A of such Investment Advisers Act, is registered as an investment adviser under the laws of the State in which it maintains its principal office and place of business;

☐   (iv) a broker-dealer registered under the Exchange Act (as hereinafter defined); and/or

☐   (v) an independent fiduciary that holds, or has under management or control, total assets of at least $50 million.

Please note that if the sole fiduciary representing the Subscriber in connection with the Subscriber’s purchase of Interests is the owner of the IRA, the Subscriber may not check any of the above responses on this question 11(b).

If you did not check any of the above boxes, please contact the Fund.

II: Signature Pages (All Subscribers)

SIGNATURES FOR ALL SUBSCRIBERS

By signing below, and intending to be legally bound, you have duly executed this Subscription Agreement and understand and agree to be bound by all of its provisions including, without limitation, Section III and any appendices hereto, or other documentation that you are required to provide herewith, and confirm that all of the representations, warranties and covenants made and information that you or others have provided herein or in connection herewith are true and correct. You agree to notify the Fund promptly of any changes in the foregoing information or the accuracy of the foregoing representations and warranties and that you have received. You further agree you have read the Prospectus and Statement of Additional Information for this investment.

IRAs: If the Subscriber is an IRA and the grantor and the trustee are the same person, its signature will bind it both in its capacity as trustee and grantor.

This Subscription Agreement contains a pre-dispute arbitration provision in Section III.

The following paragraph is applicable to a Subscriber that does not provide a completed IRS Form W-9: I certify under penalties of perjury that: (1) The TIN shown on this form is my correct TIN (or I am waiting for a number to be issued to me), and (2) I am not subject to backup withholding because (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, (3) I am a U.S. citizen or other U.S. person (as defined below) and (4) the FATCA code(s) provided in this Subscription Agreement (if any) indicating that I am exempt from FATCA reporting is correct.

For US federal tax purposes, you are considered a U.S. person if you are: (1) an individual who is a U.S. citizen or U.S. resident alien; (2) a partnership, corporation, company, or association created or organized in the United States or under the laws of the United States; (3) an estate (other than a foreign estate); or (4) a domestic trust (as defined in US Treasury Regulations Section 301.7701-7).

Paper Reduction: Unless otherwise indicated below, you consent to the delivery by the Fund of one copy of each Prospectus, Statement of Additional Information, report to Interestholders (if and when permitted by law) and other information to all Interestholders who now or hereafter share the same mailing address as this account. This consent will become effective when your account is opened and will continue thereafter indefinitely, unless you revoke your consent, in which case you will begin to receive individual copies within 30 days.

☐ Check here only if you do NOT consent to the Paper Reduction provision immediately above.

☐ For U.S. persons, check here to certify under penalties of perjury that (i) you are not a nonresident alien for purposes of U.S. income taxation and (ii) the U.S. taxpayer identification (e.g., Social Security Number) and addresses provided herein are correct.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Signature of Subscriber Authorized Signatory X	Date	Signature of Co-Owner (if necessary) X	Date
Name (Print) of Subscriber Authorized Signatory		Name (Print) of Co-Owner (if necessary)
Capacity (Print) of Subscriber Authorized Signatory (if necessary)		Capacity (Print) of Co-Owner (if necessary)

SIGNATURE FOR YOUR FINANCIAL ADVISOR (THIS IS REQUIRED FOR IRA INVESTORS)

By signing below, the Financial Advisor hereby certifies that the above signatories are duly authorized to sign on behalf of the Subscriber.

Signature of Financial Advisor X	Date
Name (Print) of Signatory
Title (Print) of Signatory

III. Subscription Agreement Terms and Conditions

Terms and Conditions Applicable to the Fund:

PART A: FOR ALL SUBSCRIBERS

1.     Definitions; Incorporation by Reference.

a.     Capitalized terms used but not otherwise defined herein shall have the following meanings:

Accredited Investor. Includes any of the following: (1) a natural person whose net worth (individually or with their spouse) exceeds $1,000,000; or (2) an IRA in which the grantor is an Accredited Investor. For purposes of clause (1) of this paragraph, “net worth” shall mean a natural person’s assets minus liabilities, provided that for purposes of calculating net worth (i) the person’s primary residence shall not be included as an asset, (ii) indebtedness secured by the primary residence, up to the fair market value of the primary residence as of the date on which an Interest is purchased, shall not be included as a liability (except that if the amount of such indebtedness outstanding as of the date on which an Interest is purchased exceeds the amount outstanding 60 days before such date, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability), and (iii) indebtedness that is secured by the person’s primary residence in excess of the fair market value of the primary residence as of the date on which an Interest is purchased shall be included as a liability.

Board of Managers. The board of managers of the Fund.

CFTC. United States Commodity Futures Trading Commission.

Commission. United States Securities and Exchange Commission.

Commodity Exchange Act. United States Commodity Exchange Act, as amended, and its rules and regulations.

Dollar or $. The dollar currency of the United States of America.

Employee Benefit Plan. As defined in Section 3(3) of ERISA.

ERISA. US Employee Retirement Income Security Act of 1974, as amended, and its rules and regulations.

Exchange Act. US Securities Exchange Act of 1934, as amended, and its rules and regulations.

Financial Advisor. The distributor or investment advisor (other than GS) through which you are subscribing for Interests.

FINRA. The Financial Industry Regulatory Authority.

Fund. The Fund specified in Section I.3 of this Subscription Agreement. Any action to be taken, or determination to be made, by the Fund that is referenced in this Subscription Agreement may be taken or made by its Board of Managers or its other authorized designees.

Fund Agreement. The Limited Liability Company Agreement of the Fund, as such document may be amended from time to time.

GS or Goldman Sachs. Goldman Sachs & Co. LLC, Goldman Sachs Asset Management, L.P., Goldman Sachs International, their respective present and future affiliates, and their respective partners, officers, directors, employees, associated persons and agents.

Interestholder. An interestholder in the Fund.

Investment Advisers Act. US Investment Advisers Act of 1940, as amended, and its rules and regulations.

Investment Company Act. US Investment Company Act of 1940, as amended, and its rules and regulations.

IRA: “Individual Retirement Account” as defined in Section 408(a) of the IRS Code.

IRS Code. US Internal Revenue Code of 1986, as amended, and its rules and regulations.

Joint Tenants with Rights of Survivorship. A joint tenants with rights of survivorship account has two or more owners who have agreed that if one dies, the survivor(s) automatically gain(s) ownership of the decedent’s interest in the account.

Manager. The Investment Adviser of the Fund, including any sub-adviser that is affiliated with GS.

NFA. National Futures Association.

Prospectus and Statement of Additional Information. The Fund’s prospectus and statement of additional information related to the offer and sale of Interests, including any supplement, addendum or amendment thereto.

Securities Act. US Securities Act of 1933, as amended, and its rules and regulations.

Sophisticated Person. A person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment.

Subscriber. The individual or IRA subscribing for Interests pursuant to this Subscription Agreement. “You” or “your” refers to the Subscriber and all information in this Subscription Agreement must be provided with respect to the Subscriber.

Tenants in Common. A tenants in common account has two or more owners. If one owner dies, the decedent’s interest in the account is distributed to his or her estate, not the surviving owners.

UGMA. US Uniform Gifts To Minors Act, as amended, and its rules and regulations.

US Person. For purposes of this Subscription Agreement, a “US Person” is (A) any entity that is a “US Person” as defined under Regulation S under the Securities Act, which definition is set forth below and (B) that is a “US Person” for US federal income tax purposes, which definition is also set forth below.

(A) Pursuant to Regulation S under the Securities Act, a “US Person” is any (1) natural person resident in the United States; (2) partnership or corporation organized or incorporated under the laws of the United States; (3) estate of which any executor or administrator is a US Person; (4) trust of which any trustee is a US Person; (5) agency or branch of a foreign entity located in the United States; (6) non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a US Person; (7) discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States; and (8) partnership or corporation if (a) organized or incorporated under the laws of any foreign jurisdiction and (b) formed by a US Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by Accredited Investors who are not natural persons, estates or trusts, but does not include: (1) any discretionary or similar account (other than an estate or trust) held for the benefit or account of a non-US Person by a dealer or other professional fiduciary organized, incorporated, or, if an individual, resident in the United States; (2) any estate administered or executed by a professional fiduciary that is a US Person if (a) the estate is governed by foreign law and (b) another executor or administrator of the estate who is not a US Person has sole or shared investment discretion for the assets of the estate; (3) any trust managed by a professional fiduciary that is a US Person, if (a) another trustee who is not a US Person has sole or shared investment discretion for the trust’s assets and (b) no beneficiary of

III. Subscription Agreement Terms and Conditions

the trust (and no settlor, for revocable trusts) is a US Person; (4) an Employee Benefit Plan established and administered in accordance with the law and customary practices of a country other than the United States; (5) any agency or branch of a US Person located outside the United States if (a) the agency or branch operates for valid business reasons and (b) the agency or branch is engaged in the insurance or banking business and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located; or (6) the International Monetary Fund, the International Bank for Reconstruction and Development, the Inter-American Development Bank, the Asian Development Bank, the African Development Bank, the United Nations, and any other similar international organizations, and their agencies, affiliates and pension plans.

(B) A “US Person” for US federal income tax purposes is an individual who for US federal income tax purposes is a citizen or resident of the United States (generally meaning, an individual that has exceeded certain thresholds for being physically present in the United States or holds a US green card).

You. The individual or IRA subscribing for Interests pursuant to this Subscription Agreement.

b. This Subscription Agreement consists of all Sections and Appendices included herewith.

2. Capital Commitment. You agree to purchase Interests for an aggregate purchase price equal to the portion of your requested capital commitment to the Fund that is accepted by the Fund (“Commitment”) under the terms and conditions set forth herein. You agree to purchase Interests (up to the amount of your Undrawn Commitment, as defined below) each time the Fund delivers a drawdown notice, which will be delivered (including by email) in respect of such Commitment at least 10 calendar days prior to the required funding date (“a Capital Call Deadline”) (except that an initial funding may be required immediately upon the Initial Closing Date (as defined below). New Interests will be issued on each Drawdown Date in respect of such drawdown. A “Drawdown Date” is each date on which an Interestholder purchases Interests from the Fund, and the Fund issues Interests to an Interestholder.

a. The first date on which the Fund accepts capital commitments to purchase Interests, other than from the Initial Interestholder, is referred to as the “Initial Closing Date.” The first date on which

Interests are issued (other than to the Initial Interestholder) is referred to herein as the “Initial Issuance Date.”

b. Interests will initially be issued at a price per Interest of $20.00. Interests issued following the Initial Issuance Date will generally be issued at a per Interest price equal to the then-current net asset-value (“NAV”) per Interest. For purposes of this calculation, the NAV per Interest may be based on the NAV per Interest calculated at the end of the most recent calendar quarter prior to the date of the applicable drawdown notice or issuance date or as otherwise determined by the Board of Managers in accordance with the Fund’s valuation policy, subject to the limitations of Section 23 under the Investment Company Act (which generally prohibits the Fund from issuing Interests at a price below the then-current NAV, subject to certain exceptions).

c. The Fund may hold, and expects to hold, a number of closings subsequent to the Initial Closing Date (each date on which a subsequent closing is held, a “Subsequent Closing Date”).

d. If your Commitment is accepted on any Subsequent Closing Date, you shall be required to purchase from us, on no less than 10 calendar days’ prior notice, a number of Interests with an aggregate purchase price necessary to ensure that, upon payment of the aggregate purchase price for such Interests, your contributed capital percentage will be equal to that of each prior Interestholder (other than an affiliate of GS, a Defaulting Interestholder or an Interestholder whose Commitment was accepted on a Subsequent Closing Date and that has not yet made such a purchase).

e. At each Drawdown Date following any Subsequent Closing Date, all investors, including investors whose Commitments were accepted on such Subsequent Closing Date, shall purchase Interests in accordance with the standard provisions for Drawdown Dates described below.

3. Drawdown Dates. A portion of an Interestholder’s total Commitment may be due immediately upon the closing of the Interestholder’s initial investment in the Fund, and the Fund may require an Interestholder to fund the Interestholder’s Undrawn Commitment over time as the Fund makes investments and/or, as necessary, to fund other obligations of the Fund. Commitments may be drawn down at any time, by the Fund making a capital call generally upon at least 10 calendar days’ written notice prior to the Capital Call Deadline (including by email) (except that an initial funding may be required immediately upon the Initial Closing Date)

to either the Interestholder or the Interestholder’s designee.

a. “Undrawn Commitment” shall mean, with respect to an Interestholder, the amount of such Interestholder’s Commitment as of any date reduced by the aggregate amount of capital contributions made by that Interestholder at all previous drawdown dates and amounts reinvested by the Fund (excluding recyclable amounts, as described in the Prospectus), and increased by any distributions made by the Fund to such Interestholder that represent recyclable amounts or recallable amounts (as described in the Prospectus).

b. You waive any counterclaim to, and any right to any setoff or reduction of, your obligation to make capital calls to the Fund based on any claim that you have against any person (without prejudice to your right to assert such claim in a separate action).

c. You shall be deemed to have reaffirmed, as of the date on which you fund any future capital call, each and every representation and warranty made, and all information provided, by you in this Subscription Agreement or that is incorporated by reference.

4. Default. If, following the delivery of a Drawdown Notice, you fail to fund a required capital commitment by the applicable Capital Call Deadline, in part or in full, and such failure remains uncured for a period of ten (10) calendar days following the applicable Capital Call Deadline (such 10th day, the “Last Funding Date”) you shall be delinquent in your obligations to the Fund. Any payments made by you after the applicable Last Funding Date (or any payments made prior to the Last Funding Date in amounts less than your required capital commitment) will not be accepted by the Fund and you will be required to fund such capital commitment together with any new required capital commitment, in respect of the next applicable Capital Call Deadline. You shall be deemed to be delinquent as to a Capital Call Deadline if you fail to fund the required capital commitment for that Capital Call Deadline, or if you have any outstanding obligations in respect of a prior Capital Call Deadline which remain unsatisfied as of such Last Funding Date. If you are delinquent upon three occasions at any point (such occasions do not have to be consecutive), you will be in default of your obligations to the Fund and will be deemed a “Defaulting Interestholder,” and the following remedies shall be imposed: (a) you will be prohibited from purchasing additional Interests on any future Drawdown Date, (b) you will forfeit 25% of your Interests (and such forfeited Interests will be cancelled); and (c) the Fund may pursue any other remedies available to the Fund, subject to applicable

III. Subscription Agreement Terms and Conditions

law. In addition, the Fund may, in the Fund’s sole discretion, (i) charge any Defaulting Interestholder with the expenses and losses incurred by the Fund due to the default of such Defaulting Interestholder (with such expenses and losses charged by transferring Interests of such Defaulting Interestholder to the books of the Fund), and/or (ii) take other actions with respect to Defaulting Interestholders, including without limitation borrowing funds to cover defaulted capital calls, at a rate established with a third-party lender or using the Fund’s internal capital at a rate of 8% per annum, and causing the Defaulting Interestholder to bear the interest and other costs associated with such borrowing. By purchasing Interests, you agree to this Default section in its entirety and acknowledge that it constitutes a reasonable liquidated damage remedy for any default in your obligation of the type described.

5. Subscription. You hereby agree that (a) you are subscribing for the Interests indicated in your Subscription Agreement in the aggregate amount equal to your Commitment, and (b) your subscription in respect thereof shall become effective and final, and you shall become legally bound, only upon the acceptance of such subscription, in whole or in part, by the Fund. Unless otherwise communicated to you by Goldman Sachs, including potentially through the Prospectus and Statement of Additional Information, your subscription will be deemed accepted by the Fund upon the earlier of the following: (a) the execution of a counterpart signature page to this Subscription Agreement by or on behalf of the Fund (including by Goldman Sachs) and (b) two business days prior to the time Interests are first issued to you. You acknowledge and agree that if your subscription to purchase such Interests is accepted in whole or in part, (a) you will, with no further action on your part, become an Interestholder, (b) you agree with the Manager, with the other Interestholders of the Fund and with other subscribers admitted to the Fund either at or after the date of your admission that, with effect from such admission, you and such persons will be bound by and will comply with the provisions, terms and obligations of an investment in the Fund as described in the Prospectus and Statement of Additional Information and the Fund Agreement with the same effect as if you were a signatory to those documents, and (c) you will be irrevocably and unconditionally obligated to purchase Interests, at the times and as contemplated by the Fund Agreement and the Prospectus and Statement of Additional Information, in a total amount equal to the amount of the accepted portion of the “Total Commitment” listed in this Subscription Agreement.

6. Legal Capacity; Updating Information About You. You acknowledge, represent and warrant to, and agree with the Fund and GS as follows: You have satisfied any additional or different suitability standards imposed by your state of residence or imposed by any other applicable laws, and you have complied with and will comply with all laws relating to your acquisition and ownership of Interests. This Subscription Agreement, the Fund Agreement and any other agreement that you are entering into in connection with your subscription for Interests have been duly executed and delivered by you or GS as attorney-in-fact for you and constitute your legal, valid and binding obligation enforceable against you in accordance with their terms. If such documents are not in English, you may be required, before or after your subscription, to provide English language translations of such documents. You represent that any such translation is an accurate translation. You agree to provide any information that the Fund may reasonably request in order to verify that you satisfy the requirements of an investor in the Fund and the accuracy of the information provided by you in this Subscription Agreement, including without limitation, (i) bank statements, brokerage statements and other statements of securities holdings, certificates of deposit, tax assessments, and appraisal reports issued by independent third parties evidencing your assets, (ii) any Internal Revenue Service form that reports your income for the two most recent years (including, but not limited to, Form W-2, Form 1099, Schedule K-1 to Form 1065 and Form 1040) and/or (iii) one or more written confirmations from a registered broker-dealer, an investment adviser registered with the Commission, a licensed attorney or a certified public accountant, in each case in this clause (iii) that such person or entity has taken reasonable steps to verify that you are an Accredited Investor. You hereby authorize GS to procure consumer reports, credit reports or similar reports on you from time to time and in its discretion. You agree to provide any information, certifications and representations that the Fund may reasonably request or require in order to comply with applicable United States or non-United States laws, including tax laws, or to reduce any United States or non- United States tax that may be imposed on the Fund or any investor in the Fund. In addition, you agree to update such information, certifications and representations if and when any such information, certifications and representations are no longer true or correct and to provide any additional true and correct information, certifications and representations required pursuant to any change in law, or the application or interpretation thereof. If you do not provide (or appropriately update) any such true and correct information, certifications and representations with respect to the Fund or the Interests in which you own, the Fund may redeem all of your Interests in accordance with the Operating Agreement. The individual signing this Subscription Agreement represents that he or she has full power and authority to execute and deliver this Subscription Agreement in such capacity and on your behalf and you represent that he or she possesses the requisite power and authority to sign on your behalf. You agree to promptly notify the Fund if there is any change with respect to any of your information, representations or warranties contained herein, including without limitation any information, representation or warranty incorporated by reference, and to provide such further information as the Fund may reasonably request. You hereby agree that, in the event you are provided with written confirmation of the acceptance of your subscription and such confirmation contains any incorrect information regarding you or your subscription, you will promptly notify GS. You hereby represent, warrant and agree you are subscribing for Interests solely for your own account, risk and beneficial and economic interest, as an investor, and not as an agent, trustee, nominee, investment manager or representative or in a similar agency capacity (a “Nominee”) for or on behalf of any other individual or entity. You understand that the Fund will not accept any Subscription Agreement submitted by you in a Nominee capacity, will not recognize any principal (disclosed or undisclosed) other than you and will hold you responsible for all representations, warranties, covenants and other obligations in this Subscription Agreement.

7. Fund’s Sole Discretion to Accept Subscription. You understand and agree that the Fund reserves the right, in its absolute discretion, to reject this subscription in whole or in part, in any order (relative to other subscribers), at any time prior to the Admission Date (as defined below) notwithstanding prior receipt by you of notice of acceptance of your subscription. This subscription is subject to allotment before or after acceptance. The “Admission Date” is the date the Fund accepts your subscription for Interests.

8. Representations, Warranties and Covenants. You acknowledge, represent and warrant to, and agree with the Fund and GS as follows:

a. Acknowledgement of Offering Information. You have read and fully understand the Prospectus and Statement of Additional Information, the Fund

III. Subscription Agreement Terms and Conditions

Agreement and this Subscription Agreement, including without limitation the default provisions of the Prospectus and Statement of Additional Information and this Subscription Agreement. You have received adequate information concerning all matters which you consider material to a decision to purchase the Interests. You have been given the opportunity to ask questions of, and receive answers from, GS and the Fund, concerning the terms and conditions of the offering and other matters pertaining to your investment in the Interests, and you have been given the opportunity to obtain such additional information necessary to verify the accuracy of the information contained in the Prospectus and Statement of Additional Information. You understand that you may be subject to additional or different fees than those described in the Prospectus and Statement of Additional Information. You have not been furnished with any offering literature or prospectus except the Prospectus and Statement of Additional Information or except as mentioned in this paragraph. You understand that this Subscription Agreement does not constitute an offer by the Fund or GS to sell an Interest to you. No representations or agreements other than those set forth in the Prospectus and Statement of Additional Information have been made to you in respect thereto. You represent and warrant that you are capable of evaluating investment risks independently, including with regard to transactions and investment strategies involving the Interests, and have exercised independent judgment (and have relied solely upon the Prospectus and Statement of Additional Information, the advice of your tax, legal or other advisers and independent investigations made by you) in purchasing the Interests. You are not relying on GS, the Manager, the Fund, any placement agent or the references to any legal opinion in the Prospectus and Statement of Additional Information with respect to individual, partnership or corporate tax and other economic considerations involved in this investment. You understand that counsel to the Fund may also serve as counsel to GS and its affiliates. You understand that in connection with the offering of Interests and subsequent advice to the Fund (including transactions or litigation involving the Fund), counsel to the Fund will not be representing investors in the Fund, including you, and no independent counsel has been retained by the Fund to represent the investors in the Fund.

b. Restrictions on Holding of Interests. The Interests subscribed for will be acquired by you solely for your account as principal, solely for investment, and are not being purchased for subdivision, resale or distribution, or for the direct or indirect account or benefit of any other person or entity. You have no existing or contemplated agreement or arrangement with any person to sell, exchange, transfer, assign, pledge, hypothecate or otherwise dispose of the Interests. You will not sell, exchange, transfer, assign, pledge, hypothecate or otherwise dispose of the Interests or any portion thereof without (1) compliance with the Prospectus and Statement of Additional Information, including payment of all expenses, including attorneys’ and accountants’ fees, incurred by the Fund in connection with the review of such sale, exchange, transfer, assignment, pledge or hypothecation, even if such sale, exchange, transfer, assignment, pledge or hypothecation is not approved and (2) the prior written consent of the Fund.

c. Financial Sophistication; Ability to Bear Risk. You have such knowledge and experience in financial and investment matters, and in illiquid investments in particular, and in other business matters that you are capable of evaluating the merits and risks of an investment in the Interests without the assistance of a Purchaser Representative (as such term is defined in the Securities Act). Your financial condition is such that you have no need for liquidity with respect to your investment in the Interests and no need to dispose of the Interests to satisfy any existing or contemplated undertaking or indebtedness. Your overall commitment to investments that are not readily marketable is proportionate to your net worth and will not become excessive as a result of an investment in the Fund. You have numerous investment opportunities available to you, you are not required or obligated in any way to make an investment in the Interests, and you have chosen to invest in the Interests over or in addition to such other investment opportunities. You can bear a complete loss of your investment in the Fund, and such a loss would not materially adversely affect your capital needs.

d. Nature of Interests. You acknowledge, understand and agree that: (1) the Interests are speculative investments which involve a high degree of risk of loss; (2) no government agency has passed upon the adequacy or accuracy of the information in the Prospectus and Statement of Additional Information or made any determination as to the fairness of the investment, or any recommendation or endorsement of the investment; (3) you are not dependent upon a current cash return with respect to your investment in the Fund; (4) transfer of the Interests is subject to substantial restrictions; (5) you may not enter into any hedging arrangement with respect to the Interests or a swap, structured note or other derivative instrument, the return from which is based in whole or in part on the return of the Fund, with any third party, in each case without the Fund’s prior written consent and without compliance with all applicable law, including the Securities Act; (6) the Fund will have significant transaction and other costs, regardless of whether it realizes profits; (7) the amount of your subscription will be contributed to the Fund less applicable fees; (8) there are risks and potential conflicts of interest involved in the structure and operation of the Fund as described in the Prospectus and Statement of Additional Information; and (9) past results of the Fund or its investment manager are not indicative of future results or profits, and no representations to the contrary have been made.

e. Transactions with GS.

(i) You understand and agree that the Manager, to the fullest extent permitted by applicable law, may allow the Fund and, if applicable, any investment funds or vehicles in which the Fund invests, to enter into, consent to and perform transactions in which affiliates of the Manager, including GS, act as principal or agent. Such transactions may include, but are not limited to, (1) any cross transaction in which the Manager causes the Fund or any investment fund or vehicle in which the Fund invests to buy a security from, or sell a security to another client of the Manager or its affiliates and any agency cross transaction in which GS acts as a broker for both the Fund or such underlying fund or vehicle and a brokerage account on the other side of the transaction in connection with the purchase or sale of securities and in which GS may receive compensation, commissions, or other payments from either or both parties and, with respect to cross transactions and agency cross transactions, GS may have a potentially conflicting division of loyalties and responsibilities among such parties; (2) any principal transaction in which the Fund or any investment fund or vehicle in which the Fund invests purchases property (including, without limitation, securities) from or sells property (including, without limitation, securities) to GS; (3) any principal transaction in which GS acts as counterparty with or to the Fund or any investment fund or vehicle in which the Fund invests in respect of currency, hedging or derivative financial instruments (including but not limited to swaps and forwards of all types); or (4) any sale of securities for the account of the Fund or any investment fund or vehicle in which the Fund invests by GS, including where such securities are bunched or aggregated with orders for other accounts of GS and such aggregation prevents achievement of the same price or execution on the entire lot,

III. Subscription Agreement Terms and Conditions

which may be disadvantageous to the Fund or such underlying fund or vehicle. You understand that the foregoing authorization and consent to principal transactions, cross transactions and agency cross transactions may be revoked by you in the manner set forth in the Fund Agreement or Prospectus and Statement of Additional Information, or in such other manner as the Fund or the Manager notifies you from time to time.

(ii) To the extent permitted by applicable law, in respect of matters described in the next sentence in which the Fund may engage and which may require approval on behalf of the Fund or with respect to which the Manager determines to seek approval, you hereby authorize the Fund and/or the Manager without limitation, to consider and approve or disapprove such transactions and other matters on behalf of the Fund and its investors. Such transactions or other matters may include the following, but in any event only with respect to any particular transaction or other matter that the Manager determines in its sole discretion to consider: (a) any transaction in which the Fund proposes to purchase or sell securities and which, as a result of participation (directly or indirectly) by GS in respect of such transaction, requires consent under the Investment Advisers Act, (b) any fee paid to GS in respect of a transaction in which the Fund proposes to be an investor and which, as a result of the participation by GS, requires consent under the Investment Advisers Act, (c) any other transaction or matter for which prior consent or other consent may be required under the Investment Advisers Act, and (d) any other transaction or matter which the Manager determines to consider, which may include, without limitation, transactions involving possible conflicts of interest.

(iii) You acknowledge and agree that the Manager treats the Fund as its client for all purposes permitted under the Investment Advisers Act, the Commodity Exchange Act and other applicable laws and regulations to the extent permitted thereunder. This means that required disclosures by the investment manager (e.g., those in its Form ADV) are made to the Fund, not to the Interestholders, and that any necessary consents (e.g., to transactions in which the investment manager’s affiliates act as principal or as a broker) may be given by the Manager on behalf of the Fund and its Interestholders.

(iv) You acknowledge that you have read and understand the “Potential Conflicts of Interest” disclosure set forth in the Prospectus and Statement of Additional Information.

f. Tax Withholding. If you are an individual who is treated as a resident of the United States for US federal income tax purposes, but you are not a US citizen, you agree to provide prior written notice of the change in your status as a US resident at least 90 days prior to such change in status and you further agree to transfer your Interests to another US person, subject to the consent of the Manager and the transfer conditions set forth in the Fund Agreement prior to such change in status.

g. Tax Forms and Tax Reporting. You hereby certify that the IRS Form W-9 (or substitute Form W-9) provided to GS with this Subscription Agreement, or previously provided to GS, is true and correct as of the date hereof, and you hereby (A) agree to provide an updated IRS Form W-9 upon any such form previously provided by you no longer being true and correct or upon the expiration of any such form previously provided, and (B) authorize and direct GS to deliver such form to the Fund. You furthermore hereby agree to furnish to the GS and the Fund such additional tax-related information and documentation as GS and the Fund may from time to time request.

You acknowledge and understand that the Fund will not be able to distribute information necessary for you to complete your income tax returns before April 15. If you invest in the Fund and are required to file US federal income tax returns, you generally will have to file for an extension for filing. If you are required to file other tax returns, you acknowledge that the information provided to you may not be timely for the filing of such tax returns, and you should also be prepared to file for an extension. You acknowledge that you have reviewed the Prospectus and Statement of Additional Information for the Fund regarding anticipated tax reporting time frames, and have contacted your Private Wealth Advisor with any questions prior to investing.

h. Absence of Changes; Additional Information; Authorization to Make Changes to the Form of Subscription Agreement and Other Documents. You represent and warrant that you have not altered or modified the form of this Subscription Agreement that was provided to you, except to insert information where indicated by this Subscription Agreement or except as agreed to in writing by the Fund. You hereby acknowledge that, on the date hereof, you have reviewed (1) if applicable, all of the information submitted to the Fund by your beneficial owners or equity owners or on behalf of your beneficial owners or equity owners, and (2) all other information provided by you to the Fund in connection with your purchase of the Interests hereunder; and you agree that such information is incorporated herein by reference, and that such information is true and correct.

You agree that GS and the Fund’s other service providers may, and you hereby authorize GS and the Fund’s other service providers to, complete, change or correct on your behalf all documents (including this Subscription Agreement) executed by you in connection with your subscription to the Fund, including, without limitation, filling in, changing or amending amounts, dates, or other pertinent information or changing or providing answers to the questions contained in this Subscription Agreement or related documents, in each case, based upon written or verbal instructions from you, and you hereby agree that you will be bound by the terms of any such document as so modified.

You understand that the Fund, GS and their service providers and affiliates will rely on the information provided by you in connection with your purchase of the Interests, including all updates to and changes in such information as may be provided by you hereafter.

i. CFTC/NFA Status. You represent that you are not required to be registered with the CFTC or to be a member of the NFA pursuant to the Commodity Exchange Act and the rules of the CFTC and you have complied with all conditions of any applicable exclusion or exemption, or, that if you are so required, that you are duly registered with the CFTC and are a member in good standing of the NFA. In addition, you represent that any information and/or documentation that you have provided to GS in addition to this Subscription Agreement regarding your CFTC and NFA status remains true and correct.

9. Interests Not Transferable. You agree that you may not transfer, assign, pledge or hypothecate the Interests, except in accordance with this Subscription Agreement, the Fund Agreement and the Prospectus and Statement of Additional Information and any purported transfer, assignment, pledge or hypothecation in violation of this Subscription Agreement, the Fund Agreement or the Prospectus and Statement of Additional Information shall be null and void.

10. Durable Power of Attorney. You irrevocably constitute and appoint the Fund with full power of substitution, the true and lawful attorney-in-fact for you and in your name, place and stead to act as follows:

a. To execute, effective as of your Admission Date, the Fund Agreement

III. Subscription Agreement Terms and Conditions

(including counterparts thereof) in your name and on your behalf;

b. To make, execute, sign, acknowledge, swear to, deliver, record and file any and all filings required to be made by you under the Exchange Act with respect to any of the Interests which may be deemed to be beneficially owned by you under the Exchange Act, and the following documents, or any documents or instruments that may be considered necessary or desirable to the Fund to carry out fully the provisions of the following documents: (1) the Fund Agreement; (2) any amendments to the Fund Agreement, adopted or approved in accordance with the terms of the same; (3) any certificate of incorporation or other document required to be filed with the appropriate authorities in any jurisdiction; (4) any agreements with the makers of any loan to you, including any loans which may be secured by your Interests; (5) if applicable, any agreements or other instruments in connection with the transfer or redemption of your Interests upon your default of any obligation under this Subscription Agreement or the Prospectus and Statement of Additional Information; (6) to make any filings with agencies of the federal government, of any state or local government, or of any other jurisdiction, or execute any additional documentation, which the Fund considers necessary or desirable to carry out the purposes of the Fund Agreement and the business of the Fund or to effect the intent of the terms and conditions of this Subscription Agreement; and (7) any and all instruments, certificates and other documents that may be deemed necessary to effect the winding-up and termination of the Fund;

c. (1) To execute, deliver, and file any certificate, document, agreement or other instrument necessary to obtain benefits to which you are otherwise entitled under an applicable tax treaty or the tax laws of any jurisdiction; (2) in connection with the preceding clause (1), to furnish to the relevant tax authorities the information set forth in this Subscription Agreement relating to your tax residence, address, taxpayer identification number and any other information required by such tax authorities; and (3) in connection with the preceding clause (1), to receive information from the relevant tax authorities regarding any delinquencies with respect to any of your tax liabilities; and

d. To adjust the number of Interests held by you, by increasing or decreasing your Interests as appropriate and by executing any necessary documents in connection therewith, if an incorrect number of Interests is issued to you.

The power of attorney hereby granted shall be deemed to be coupled with an interest, shall be irrevocable, and shall survive bankruptcy, insolvency, dissolution or termination or any transfer or assignment of all or any portion of your interest in the Fund.

11. Indemnification. In the event that GS, the Manager, the Fund, or any of their respective partners, officers, directors, managers, shareholders, agents, representatives, and affiliates, or any heirs, legal representatives, successors, and assigns of the foregoing (each an “Indemnified Party” and collectively the “Indemnified Parties”) become involved in any capacity in any action, proceeding or investigation (including relating to taxes) brought by or against any person (including you) arising out of or based upon any alleged false representation, breach of warranty, or breach or failure by you to comply with any covenant or agreement made by you herein (including, without limitation, your irrevocable agreement to fund your subscription amount in full by the settlement due date) or in any other document furnished by you to any Indemnified Party in connection with this transaction, you will reimburse on demand the Indemnified Parties for their legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith regardless of the outcome. You will also indemnify the Indemnified Parties against any losses, claims, damages or liabilities to which any of them may become subject in connection with any such matter or in connection with your failure to provide true and correct information or to otherwise comply with the provisions of paragraph 6 above. If for any reason the foregoing indemnification is unavailable to any Indemnified Party, or is insufficient to hold it harmless, then you will contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by you on the one hand and the Indemnified Party on the other but also the relative fault of you and the Indemnified Party upon the finding of a court of competent jurisdiction. Your reimbursement, indemnity and contribution obligations under this paragraph 11 and paragraph 12 will be in addition to any liability that you may otherwise have, will extend upon the same terms and conditions to the partners, employees, officers and controlling persons of the Indemnified Parties, will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnified Parties and any such persons, and will survive any transfer, redemption or withdrawal of your Interests and any dissolution or termination of the Fund.

12. Indemnity as to Taxes and Tax Withholding. You are required to, and your obligations under the foregoing paragraph 11 specifically include an obligation to, indemnify and hold harmless the Indemnified Parties from and against any tax, interest, additions to tax, penalties, and reasonable attorneys’ and accountants’ fees and disbursements, together with interest on the foregoing amounts at a rate equal to 5% over the London Inter-Bank Offered Rate on three-month Dollar deposits, computed from the date of payment by the Manager or the Fund through the date of reimbursement to the Manager, or the Fund arising from the Manager’s or the Fund’s failure to withhold and pay over to the US Internal Revenue Service (or any other governmental or regulatory authority in any jurisdiction) any amounts computed, as required by law, with respect to the income or gains allocated to you, amounts distributed to you, or amounts rebated by the Manager or the Fund to you (each with respect to your Interests during the period from your acquisition of your Interests until your transfer or redemption of such Interests); provided that no Indemnified Party will be entitled to indemnification in respect of penalties, interest on penalties and professional fees and disbursements incurred as a result of the gross negligence, willful malfeasance, bad faith or criminal wrongdoing of such Indemnified Party. In addition, in connection with an investment in the Fund, you agree to, as applicable, (i) reimburse the Fund for any taxes paid by the Fund in respect of any item of income, gain, loss or deduction that is properly allocable to you under the Fund Agreement or (ii) reflect in your United States federal income tax return(s) for the applicable year your allocable share of the Fund’s income, gain, loss or deduction as reported on an adjusted Schedule K-1 furnished by the Fund pursuant to the Fund election under Section 6226 of the Code, as amended by Section 1101 of the Bipartisan Budget Act of 2015, in each case regardless of whether you continue to be an investor in the Fund at the time such taxes are paid or an adjusted Schedule K-1 is provided. Your obligation hereunder will survive any transfer, redemption or withdrawal of your Interests and any dissolution or termination of the Fund. In addition to any other remedies the persons and entities indemnified hereunder may have, any amount payable by you hereby may be offset against amounts payable by the Fund to you.

13. Anti-Money Laundering; Disclosure of Information. In connection with the Fund’s and GS’s efforts to comply with applicable laws concerning money laundering and related activities, you represent, warrant and agree that to the

III. Subscription Agreement Terms and Conditions

best of your knowledge based upon reasonable diligence and investigation:

a. You are not and under the term of this relationship you will not become (nor is any person or entity controlled by, controlling or under common control with you, or any of your beneficial owners nor will any such person or entity become) any of the following:

(i) A senior foreign political figure, which means a current or former senior official in the executive, legislative, administrative, military, or judicial branches of a foreign government (whether or not elected), a senior official of a foreign political party, or a senior executive of a foreign government-owned commercial enterprise, or immediate family member (i.e., a spouse, parent, sibling, child, or a spouse’s parent or sibling) or close associate (i.e., a person who is publicly known to maintain, or who actually maintains, a close personal or professional relationship with such individual) of any such senior foreign political figure, unless you have fully disclosed such status to GS and GS has consented to your investment in GS investment funds. For purposes of this paragraph 13, “foreign” shall mean non-US.

(ii) A person or entity listed in the Annex to Executive Order 13224 (2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), which is posted on the website of the US Department of Treasury (http://www.treas.gov).

(iii) Named on the List of Specially Designated Nationals and Blocked Persons maintained by the US Office of Foreign Assets Control (OFAC), which is posted on the website of the US Department of Treasury (http://www.treas.gov) under “OFAC/SDN List.”

(iv) A person or entity resident in, or whose subscription funds are transferred from or through an account in, a foreign country or territory that has been publicly identified within the previous 12 months as: (a) non-cooperative with anti-money laundering principles or procedures, (b) having substantial risks of money laundering and terrorist financing, or (c) having strategic anti-money laundering (“AML”) and/or countering the financing of terrorism (“CFT”) deficiencies; by an intergovernmental group of which the United States is a member, and with which designation the US representative concurs, such as the Financial Action Task Force (“FATF”). A jurisdiction could be publicly identified in (1) the FATF’s public statement on jurisdictions with strategic AML/CFT deficiencies (Public Statement) or (2) the FATF public document titled “Improving Global AML/CFT Compliance: On-going Process.” The FATF’s Public Statement and Improving Global AML/CFT Compliance: On-going Process is available at: http://www.fatf-gafi.org/topics/high-riskandnon-cooperativejurisdictions/.

(v) A person or entity resident in, or in the case of an entity organized or chartered under the laws of, a jurisdiction that has been designated by the Secretary of the US Treasury under Sections 311 or 312 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and the regulations promulgated thereunder (the “USA PATRIOT Act”) as warranting special measures due to money laundering concerns. For updates, see the website of the US Department of Treasury (http://www.treas.gov).

(vi) A foreign shell bank, which is a foreign bank that does not have a physical presence in any country. The term “foreign shell bank” does not include any bank that (A) is an affiliate of a depository institution, credit union, or foreign bank that maintains a physical presence in the United States or a foreign country, and (B) is subject to supervision by a banking authority in the country regulating the affiliated depository institution, credit union, or foreign bank described in (A) above.

b. No consideration that you have contributed or will contribute to the Fund:

(i) shall originate from, nor will they be routed through, a foreign shell bank or a bank organized or chartered under the laws of a Non-Cooperative Jurisdiction;

(ii) has been or shall be derived from, or related to, any activity that is deemed criminal under US or other applicable law; or

(iii) shall cause the Fund or GS to be in violation of the US Bank Secrecy Act, the US Money Laundering Control Act of 1986 or the US International Money Laundering Abatement and Anti-Terrorism Financing Act of 2001.

c. You understand and agree that if at any time it is discovered that any of the representations in this paragraph 13 are incorrect, or if otherwise required by applicable law related to money laundering and similar activities, the Fund may, in its sole discretion undertake appropriate actions to ensure compliance with applicable law, including but not limited to freezing, segregating or redeeming your Interests.

d. You further understand that the Fund, GS or their service providers and affiliates may release confidential information about you and, if applicable, any underlying beneficial ownership, to proper authorities, regulators or self-regulatory organizations if requested thereby, and that the Fund, GS and/or their service providers may, in its sole discretion, elect to provide such information to such authorities, regulators or self-regulatory organization if it determines that it is in the best interests of the Fund, GS and/or their respective affiliates to provide such information, including in light of applicable law concerning money laundering and similar activities.

e. You agree to provide to the Fund and GS any additional information that the Fund and/or GS deems necessary or appropriate to ensure compliance with all applicable laws concerning money laundering and similar activities. You shall promptly notify the Fund and GS if any of the representations in this paragraph 13 cease to be true and accurate.

14. Confidentiality; Disclosure of Certain Information. You agree that, without the prior written consent of the Manager (which consent may be withheld at the sole discretion of the Manager), (a) you shall keep confidential and shall not copy, reproduce, sell, assign, license, market, distribute, make available, or otherwise disclose, directly or indirectly, any information relating to the Fund to any person who is not involved with your investment in the Fund and either (i) one of your employees, officers or directors, or an employee, officer or director of a person who controls, is controlled by or is under common control with you, (ii) an attorney, consultant or accountant engaged by you, or (iii) a person agreed to in writing by you and the Manager, and (b) you shall not use any information relating to the Fund for any purpose (other than the evaluation of the Interests and the Fund, the preparation of your tax returns and the evaluation of the performance of your investment in the Fund), including to effect or replicate any transactions described in any report or information relating to the Fund received by you. You also agree that you will not obtain, or attempt to obtain (lawfully or unlawfully) the identity of any other Interestholder or any information regarding any other Interestholder, whether or not such information is available generally to persons who are Interestholders, or to contact any other Interestholders regarding the Fund.

III. Subscription Agreement Terms and Conditions

You further agree that (a) you shall ensure that any such recipient is made aware of, and adheres to, the terms of this paragraph 14, (b) you shall be responsible for any disclosure of any such information by any such person in contravention of the terms of this paragraph 14, unless you obtain the prior written consent of the Fund or the Manager or such disclosure is permitted as described below, (c) you are at all times subject to your obligation to act, and to cause persons to whom you may disclose information pursuant to this paragraph 14 to act, in accordance with applicable laws and regulations relating to the receipt or use of such information including, without limitation, those governing insider dealing or trading, market abuse and market manipulation, and (d) the Manager may, in its sole discretion, refuse your request to furnish any correspondence, documents or other information relating to the Fund to any person not described in (i), (ii) or (iii) above.

The terms of this paragraph 14 shall apply indefinitely to information related to the Fund unless disclosure is required by applicable law or regulation (including pursuant to a subpoena or other legal process) or ordered by a court of competent jurisdiction, or such information has become publicly available (including, for the avoidance of doubt, through any filings with the Commission) other than as a result of any breach of this Subscription Agreement by you or any person to whom you have disclosed such information.

You hereby represent and warrant that, except as disclosed to the Manager and the Fund in writing, you are not subject to any law, governmental rule, regulation or legal process in any jurisdiction (including, without limitation, lawsuits, subpoenas administrative proceedings or the US Freedom of Information Act, or any comparable laws or regulations of any US or non-US jurisdiction) requiring you to disclose (on receipt of a request to do so or otherwise) any information relating to the Fund or your investment in the Fund (collectively, “Disclosure Laws”).

Upon your receipt of requests, pursuant to a Disclosure Law, if applicable, or if you are otherwise compelled by law or legal process, to make public disclosure of information relating to the Fund, you shall (i) immediately send written notice to the Fund (copied to the Manager) of the request, so that the Fund and/or the Manager may consult with you as to the exact disclosure obligation to which you are subject, and take any action legally available to the Fund or the Manager under the laws and regulations of the relevant jurisdiction and (ii) furnish only that portion of the requested information that is legally required and use your best efforts to obtain assurance that confidential treatment is accorded to that information. In addition, upon receipt by the Fund of written notice from you of a public disclosure request, the Fund may, in its sole discretion, cause the sale, transfer, repurchase or redemption of your Interests if the Fund determines, in its sole discretion, that the disclosure of this information could adversely affect the Fund, the Fund’s investors or the Manager. The right of the Fund to cause the sale, transfer, repurchase or redemption of your Interests as set forth in the preceding sentence shall be in addition to, and shall not prejudice, any right of the Fund and/or the Manager set forth in this Subscription Agreement, the Fund Agreement or the Prospectus and Statement of Additional Information to compulsorily sell, transfer, repurchase or redeem your Interests.

You further agree that the Manager may, in its sole discretion, keep confidential and not disclose to you or any other person any information relating to the Fund (including, but not limited to, information that you or any other person would be required to disclose pursuant to applicable Disclosure Laws were you or such person to receive such information) if the Manager determines in its sole discretion that the disclosure of such information is not in the best interest of the Fund or could damage the Fund or its business, or if the Fund is required by law or by agreement with a third party to keep such information confidential.

For purposes of this paragraph 14 and paragraph 15 below, “information relating to the Fund” shall be construed broadly and shall include, without limitation, any information furnished to, or otherwise obtained from the Manager or your Financial Advisor by, you in respect of the Interests for which you are subscribing pursuant to this Subscription Agreement, including, without limitation, information regarding any other Interestholder (including their identity), information regarding existing, past, or prospective direct or indirect investments made by or other investment positions and trading activities and strategies of and/or transactions effected directly or indirectly for the Fund, the Fund’s financial reports and correspondence with its Interestholders, and the terms of any other agreement entered into between you or your affiliates and the Fund, the Manager, your Financial Advisor, any other distributor or placement agent or their respective affiliates. For purposes of this paragraph 14 and paragraph 15 below, “information relating to the Fund” shall not include information that is or becomes available to the public other than by reason of your violation of the obligations in this Subscription Agreement.

You acknowledge and agree that: (i) the Fund and the Manager would suffer irreparable injury if you were to violate any provision of this paragraph 14 and monetary damages would not be a sufficient remedy for any such violation and (ii) that in the event that you breach or threaten to breach any provision of this paragraph 14, in addition to any other remedies available to the Fund in respect of any such breach, the Fund and/or the Manager shall be entitled to obtain an immediate permanent injunction against such breach and other equitable relief to enforce any and all of the provisions of this paragraph 14 and that you will not oppose the granting of such relief. The remedies afforded to the Fund and the Manager by this paragraph 14 shall be in addition to any and all other remedies available to the Fund and the Manager resulting from your violation, breach or threatened breach of this Subscription Agreement.

Notwithstanding anything to the contrary in this Subscription Agreement or the Prospectus and Statement of Additional Information, except as reasonably necessary to comply with applicable securities laws, you (and your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the offering and ownership of the Interests (including the tax treatment and tax structure of any Fund transactions) and all materials of any kind (including opinions and other tax analyses) that are provided to you relating to such tax treatment and tax structure. For this purpose, “tax structure” means any facts relevant to the US federal or state income tax treatment of (a) the offering and ownership of the Interests and (b) any transactions by the Fund, and does not include information relating to the identity of the Fund or its affiliates. Nothing in this paragraph shall be deemed to require the Manager to disclose to you any information that the Manager is permitted or is required to keep confidential in accordance with this Subscription Agreement, the Prospectus and Statement of Additional Information or otherwise.

You acknowledge that the Fund, the Manager or its affiliates and/or service providers to or agents of the Fund or the Manager may from time to time be required or may, in their sole discretion, determine that it is advisable to disclose certain information about the Fund and its Interestholders including, but not limited to, investments held by the Fund or the names and levels of beneficial ownership of Interestholders, to (i) regulatory authorities of certain jurisdictions, which have or assert jurisdiction over the disclosing party or in which the Fund directly or indirectly invests,

III. Subscription Agreement Terms and Conditions

or (ii) any counterparty of or service provider to the Manager or the Fund, and you hereby consent to such disclosure.

15. Reports; Information.

a. You acknowledge and agree that:

(i) The Fund and/or the Manager may provide you and other Interestholders with information relating to the Fund in addition to information that is required to be delivered by the Prospectus and Statement of Additional Information or applicable law (“Additional Information”);

(ii) Additional Information is provided by the Fund and/or the Manager in its sole discretion, and the Fund and/or the Manager may cease to provide such information relating to the Fund at any time without prior notice;

(iii) Although the Fund and/or the Manager shall act in good faith in preparing Additional Information (which preparation will be limited as described herein), any Additional Information that is provided to you (a) may be based on estimated data (including, if applicable, estimated data provided by any underlying funds in which the Fund invests) that will not reflect reconciliation with records of the Fund’s (or any underlying fund’s) custodian and/or administrator, as applicable, and (b) may not reflect the accrual of certain expenses and liabilities of the Fund (or any underlying fund in which the Fund invests, if applicable), including, without limitation, fees and performance-based compensation payable by the Fund. Accordingly, any valuations or returns provided in any Additional Information may be preliminary, estimated and unaudited, and will be subject to high levels of uncertainty. Actual returns may vary significantly from such estimated returns and should not be construed as providing any assurance or guarantee as to actual returns;

(iv) Neither the Fund nor the Manager makes any representation as to the accuracy, completeness, fitness for a particular purpose or timeliness of any Additional Information that is provided to you, and you accept liability for any loss you suffer as a result of reliance upon any such Additional Information; and

(v) Interests will only be issued, and redemptions will only be made, on the basis of the Fund’s official NAV and subject to the terms and conditions set forth in the Prospectus and Statement of Additional Information and not on the basis of information set forth in any other Additional Information.

b. To the extent that any report or information relating to the Fund received by you contains details of any investment positions, trading strategies or techniques of the Fund or the investment processes of the Manager, you shall not, and shall cause each person to whom you have disclosed information relating to the Fund pursuant to paragraph 14 not to, use such information as a basis for effecting or replicating any transactions, or for any purpose other than for your analysis of the performance of the Manager and/or the Fund, of the Fund’s compatibility with other investments you may hold, or for any other similar purpose for which you have specifically requested, and obtained, the written agreement of the Manager.

16. For Grantors of Revocable Trusts. By signing this Subscription Agreement each grantor of the subscribing revocable trust (the “Subscribing Trust”) hereby acknowledges that, as of the date of this Subscription Agreement, such grantor has reviewed all information pertaining to such grantor provided by such grantor or the Subscribing Trust to GS in connection with the Subscribing Trust’s subscription for the Interests hereunder, and such grantor hereby certifies that such information, including, without limitation, information contained herein and information incorporated herein by reference, is true, correct and complete as of the date hereof and may be relied upon by GS, the Fund and the Manager in determining the Subscribing Trust’s and such grantor’s suitability as an investor in the Fund. Each grantor of the Subscribing Trust hereby agrees that each covenant and agreement of the Subscribing Trust contained herein, is binding upon such grantor and enforceable against such grantor as if made directly by such grantor to GS, the Fund and the Manager.

17. General.

a. This Subscription Agreement, and the representations, warranties, agreements and other provisions contained herein, (1) shall be binding upon your heirs, executors, administrators and other successors; (2) shall survive your admission as an Interestholder of the Fund; and (3) may be executed through the use of separate signature pages or in any number of counterparts (whether by original signature or photocopy or facsimile copy thereof), and all counterparts shall for all purposes constitute one agreement binding on all parties.

b. For the benefit of the Fund, the Manager and any creditor of the Fund, you waive any and all defenses to the payment in full or in part of your Total Commitment amount in accordance with the terms of the Prospectus and Statement of Additional Information. You agree that any dispute arising out of your funding obligations described in the Prospectus and Statement of Additional Information shall be deemed an action based upon an instrument for the payment of money only and you waive any and all affirmative defenses applicable under Delaware Law.

c. None of these Subscription Agreement Terms and Conditions may be supplemented, modified or amended by you except by written instrument signed by you and a duly authorized representative of GS. You agree that such a written instrument may be in the form of a written communication between you and a duly authorized representative of GS, such as an electronic communication, which shall become effective only upon acceptance by GS. You further agree that you will not contest the legally binding nature, validity or enforceability of any written instrument, communication or agreement in connection with your investment in the Fund based on the fact that the terms were accepted electronically. Any such written instrument, communication or agreement entered into electronically will be deemed to be “in writing” and to have been “signed” by you with the same effect as a manual signature (and any electronic record of such agreements entered into online will be deemed to be “in writing”).

d. The provisions of this Subscription Agreement are severable. The invalidity or unenforceability of any provision will not affect the validity or enforceability of any other provision hereof. If any provision of this Subscription Agreement is adjudged by any Adjudicating Body (as defined below) to not be enforceable in accordance with its terms, then such Adjudicating Body will have the power to modify the provision in a manner consistent with its objectives and/or to delete specific words or phrases, so that in its amended form, such provision will then be enforceable and will be enforced. An “Adjudicating Body” must have competent jurisdiction and means any court, legislature, agency, department, office, magistrate, justice, or other similarly recognized organization or body of any federal, state or local government, whether US or non-US, or any arbitrator.

e. Subject to the terms of the Fund Agreement and Prospectus and Statement of Additional Information, you consent to receiving or to having received, to the extent permitted by applicable law, electronic delivery of all Fund Communications (as defined below). Your consent to electronic delivery is effective immediately and extends to all Fund Communications (including any Fund Communication received prior to the date of your execution of this Subscription Agreement); however, certain Fund

III. Subscription Agreement Terms and Conditions

Communications may not be available for electronic delivery at this time. The Manager or GS will notify you in advance when new types of Fund Communications become available for electronic delivery. You may revoke or suspend your consent to electronic delivery or request paper copies of Fund Communications that you are entitled to receive at any time by contacting GS. Your consent will remain in effect unless and until either you, the Fund, the Manager or GS revoke it.

For purposes of this paragraph 17, “Fund Communications” includes each Prospectus and Statement of Additional Information, other Additional Information, Fund Document Update Notice (as defined below) and other information, notices, reports and documents delivered or provided to you by the Fund, the Manager, GS or other parties in connection with any current or future investment in the Fund, including account statements confirmations, tax documents and other notices.

Fund Communications may be delivered or made available to you via an online posting on our website, e-mail, CD-ROM or other electronic means. Your consent extends to all Fund Communications; however, they may not all be available for electronic delivery at this time, and some documents may continue to be delivered by regular mail regardless of your consent to electronic delivery. You acknowledge that certain of the documents that will be provided to you through electronic delivery will contain personal financial information, including tax and investment information and you consent to delivery of this information by electronic means. You will be notified in advance by e-mail when new categories of Fund Communications are available for electronic delivery, at which time you will stop receiving paper versions of those Fund Communications. Currently, electronic delivery of documents is only available via e-mail. In the future, we may delivery by other electronic services. We will notify you by other electronic services if you have provided us with a valid electronic address for that service and we have the technological ability to provide delivery by the electronic service you specify.

You hereby agree that any electronic communications by the Fund, the Manager, GS or otherwise to you in connection with your investment in the Fund may be delivered to the electronic address of record provided in Section I of this Subscription Agreement. You agree to notify GS immediately of any change in your electronic address by contacting the Goldman Sachs Client Service Team at 312-655-4702. Until GS has received and had a reasonable time to act on any notice of a change, GS may continue to send

Fund Communications to your previous electronic address and any such Fund Communications will be deemed to have been delivered to you, whether or not you have actually received them.

If an e-mail notification sent to you at your electronic address of record is returned as undeliverable or GS otherwise receives evidence of an invalid e-mail address through a return e-mail, GS will attempt to contact you to obtain a valid e-mail address. In the interim, Fund Communications (or notices of such communications) may be delivered to your physical address of record in accordance with GS’s procedures. If GS is unable to obtain a valid e-mail address, Fund Communications will be delivered to your physical address until you verify your e-mail address. You agree to notify GS immediately of any change in your physical address by contacting the Goldman Sachs Client Service Team at 312-655-4702.

The Fund Communications and other information delivered electronically to you may be formatted in Adobe Acrobat’s portable document format (“PDF”), hypertext mark-up language (“HTML”) or other file formats we deem appropriate. In order to view, save, or print documents provided in PDF, you will have to obtain the Adobe Acrobat Reader, which is available free of charge at Adobe’s website (located at www.adobe.com), and install it on your computer or other device. You are responsible for having any necessary hardware, software or other technology to access the Fund Communications sent electronically, including Internet access, a valid e-mail address, the ability to download such applications as we may specify and to which you have access and a printer or other device to download and save any information that you may wish to retain. You acknowledge that you may incur expenses (such as online service provider charges) associated with your use the electronic delivery of Fund Communications to you and you agree that you will be solely responsible for all such expenses. We will provide you with notice of any change in the hardware of software requirements needed to access or retain Fund Communications electronically, and will give you the right to withdraw your consent without the imposition of any fee if you cannot meet those requirements.

You agree that all Fund Communications delivered to you in any of the ways described in this paragraph 17 will constitute good and effective delivery of the information to you when sent or posted by the Fund, the Manager or GS, regardless of whether you actually or timely receive or access the Fund Communications.

You may also request paper copies of any Fund Communications that the law requires you be provided with. You agree, however, that if you revoke or suspend your consent or request paper copies of Fund Communications, you may be charged a reasonable service charge (to the extent permitted by applicable law) for the delivery of paper copies of any communications that would otherwise be delivered to you electronically. You agree, however, that neither your revocation of consent, your request for paper copies, nor our delivery of paper copies will imply that the previous electronic delivery of Fund Communications did not constitute good and effective delivery.

f. You acknowledge that the disclosures and information, and subject to the terms of the Fund Agreement and this Subscription Agreement, the terms and conditions, contained in the Prospectus and Statement of Additional Information, the Fund Agreement and this Subscription Agreement may be amended or otherwise updated or supplemented (collectively, “Fund Document Updates”) from time to time as determined by the Manager in its sole discretion. You hereby agree that you are subject to such disclosures, information, terms and conditions, and acknowledge that all amendments, updates, and supplements are available to you upon request to the Manager. You hereby further agree that, if you are making an additional subscription to the Fund in which you already hold Interests, the terms and conditions contained herein shall apply equally to all of your Interests, regardless of the date of acquisition of such Interests.

Subject to the terms of the Fund Agreement and Prospectus and Statement of Additional Information, if the Fund determines or is required to notify you of, or to obtain your consent for, any Fund Document Update, you consent to receiving any such Fund Document Update, as determined by the Fund, (i) by physical or electronic transmission of such Fund Document Update to you, (ii) by notice to you that such Fund Document Update is available as an electronic posting, or (iii) by notice to you that such Fund Document Update is available upon your request in hard copy or electronic copy (each, a “Fund Document Update Notice”), and you hereby agree that any such Fund Document Update Notice will constitute effective delivery of the notice of such Fund Document Update to you for all purposes under the Prospectus and Statement of Additional Information regardless of whether you actually receive, access or request the Fund Document Update.

If any Fund Document Update Notice specifies that you will be deemed to have

III. Subscription Agreement Terms and Conditions

consented to the Fund Document Update following a certain date if you do not request to redeem or withdraw from the applicable Fund or otherwise object to the Fund Document Update, then you hereby agree that following the deadline for the request of such redemption, withdrawal or objection specified in such notice, you will be deemed to have consented to such Fund Document Update without any further action to be taken by you or the Fund, and that you will be bound by, and your Interests will be subject to, the disclosure or terms contained in the applicable Fund Document Update.

g. In addition to the consents contained in subparagraphs (e) and (f) above, you may be required to consent electronically in order for the Fund, the Manager, GS or other parties to be permitted, should they choose to do so in their sole discretion, to provide you with certain Fund Communications electronically, including, if applicable, as set forth in any other documentation that you have provided to GS in addition to this Subscription Agreement.

h. You acknowledge that each of Goldman Sachs & Co. LLC, Goldman Sachs Asset Management L.P., and Goldman Sachs International, and their respective present and future affiliates will be a third-party beneficiary with respect to this Subscription Agreement, the Fund Agreement and the Prospectus and Statement of Additional Information and it shall be entitled to enforce any rights or remedies which are intended to benefit it hereunder to the same extent as if it was a party to this Subscription Agreement, the Fund Agreement and/or the Prospectus and Statement of Additional Information. You further acknowledge that you are not intended to be a third-party beneficiary of any contract entered into by (or on behalf of) the Fund, including contracts with the Manager or other parties who provide services to the Fund.

18. Exclusive Jurisdiction, Applicable Law, and Waiver of Right to Jury Trial.

a. Subject to and without limiting the Binding Arbitration provisions of paragraph 19 below, you agree that any action, suit, or proceeding (including counterclaims) (each an “Action”) brought by you arising out of or relating to this Subscription Agreement, the Fund Agreement, the Prospectus and Statement of Additional Information and/or your purchase, ownership or disposition of Interests must be brought exclusively in the federal or state courts in New Castle County, Delaware (the “Delaware Courts”), and you further consent and agree to submit to the jurisdiction of the Delaware Courts in any Action brought against you arising out of or relating to this Subscription Agreement, the Fund Agreement, the Prospectus and Statement of Additional Information and/or your purchase, ownership or disposition of Interests. Subject to the Binding Arbitration provisions of paragraph 19 below, (1) you agree that all claims in respect of any Action may be heard and determined in any Delaware Court, (2) you agree not to bring any Action in any other court, and (3) you agree that nothing in this Subscription Agreement or otherwise shall affect or limit any right that the Fund or the Manager may otherwise have to bring any Action against you in the courts of any jurisdiction. You agree that a final judgment in any Action will be conclusive and may be enforced by action on the judgment in any court of competent jurisdiction or in any other manner provided at law or in equity. You hereby waive any defense of inconvenient forum, lack of personal jurisdiction, objection to venue, or other similar defense to the maintenance of any Action brought in accordance with the provisions of this paragraph 18.

b. You appoint the Manager as your agent to receive on your behalf service of copies of the summons, complaint or initiating documents and any other process that might be served in any Action arising out of or relating to this Subscription Agreement, the Fund Agreement, the Prospectus and Statement of Additional Information and your purchase, ownership or disposition of Interests. In addition, you agree that service of any initiating papers can be made upon you by mail.

c. This Subscription Agreement is governed by and shall be construed in accordance with the internal laws of the State of Delaware, without regard to conflict of laws principles, and shall be deemed to be performed entirely within the State of Delaware.

d. Each of the parties hereto waives all right to trial by jury in any Action arising out of or relating to this Subscription Agreement, the Fund Agreement, the Prospectus and Statement of Additional Information and/or your purchase, ownership or disposition of Interests.

19. Binding Arbitration.

a. This Subscription Agreement contains a pre-dispute arbitration clause. By signing an arbitration agreement the parties agree as follows:

(1) All parties to this Subscription Agreement are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

(2) Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

(3) The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(4) The arbitrators do not have to explain the reason(s) for their award unless, in an eligible case, a joint request for an explained decision has been submitted by all parties to the panel at least 20 days prior to the first scheduled hearing date.

(5) The panel of arbitrators may include a minority of arbitrators who were or are affiliated with the securities industry.

(6) The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

(7) The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Subscription Agreement.

b. Notwithstanding anything to the contrary in this Subscription Agreement or the Prospectus and Statement of Additional Information, and except for any claim or action which the Manager, the Fund, or GS may elect (in their sole discretion) to commence as provided for in this Subscription Agreement, the Fund Agreement and/or the Prospectus and Statement of Additional Information to determine or enforce any of its rights or your obligations under this Subscription Agreement, the Fund Agreement or the Prospectus and Statement of Additional Information, you agree that all disputes arising out of or relating to (1) this Subscription Agreement, (2) your purchase, ownership or disposition of any Interests, or (3) your rights or obligations under the Fund Agreement and the Prospectus and Statement of Additional Information shall be resolved in accordance with the Binding Arbitration provisions of this paragraph 19.

c. The arbitration will be conducted in accordance with the rules then in effect of FINRA (as amended, supplemented and interpreted from time to time) or, if both GS and you agree that it should be so arbitrated, the American Arbitration

III. Subscription Agreement Terms and Conditions

Association. Any dispute or claim involving a Dollar amount of $50,000 or less will be before one arbitrator, and all other disputes and claims will be before a panel of at least three arbitrators. The award of the arbitrator or a majority of the arbitrators, as the case may be, will be final, and judgment upon the award rendered may be entered in any court having jurisdiction. For the avoidance of doubt, none of the provisions in this paragraph 19 shall limit the ability of a party to file any claim in court permitted to be filed in court under the rules then in effect of FINRA, or if both GS and you agree that it should be so arbitrated, the American Arbitration Association.

d. No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against the other party who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (1) the class certification is denied, (2) the class is decertified or (3) the other party is excluded from the class by the court. Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Subscription Agreement except if stated herein. In the event that you bring any claim as part of a class action, then, upon any determination that such action shall not be permitted to proceed as a class action, such action shall be dismissed and you shall pursue such claim exclusively through arbitration in accordance with the Binding Arbitration provisions of this paragraph 19.

20. Payment Obligations.

a. You agree that if you should fail to fulfill any payment obligation due to the Fund or any other person hereunder, including, without limitation, any subscription or indemnification payment or any payment due to the Fund with respect to an adjustment in the value of your Interests, (a) a portion of your then remaining interest in the Fund (including your interest in future distributions of the Fund) may be irrevocably forfeited, and (b) the Fund may take any other action authorized by the Fund Agreement or the Prospectus and Statement of Additional Information with respect to the unfulfilled payment obligation.

b. All payments contemplated under this Subscription Agreement, the Fund Agreement, the Prospectus and Statement of Additional Information and your ownership of Interests (including all indemnification obligations) must be satisfied by payment in the currency denomination of the Interests as set forth in the Prospectus and Statement of Additional Information, unless otherwise expressly consented to in writing by the Fund. Your obligation to pay such currency to the Fund shall not be satisfied by payment in any other currency, whether pursuant to a judgment or otherwise, to the extent that the amount actually received by the Fund upon conversion of amounts received in any other currency to the currency set forth in the Prospectus and Statement of Additional Information falls short of the amount in the Fund’s currency originally due to the Fund (a “Shortfall Amount”). You agree, as a separate obligation and notwithstanding any such judgment, to pay to the Fund on demand any Shortfall Amount.

c. You agree that unless you provide the Fund or the administrator of the Fund (as applicable) with an original written notice to the contrary, redemption proceeds from and other payments in respect of your Interests will be sent to the Financial Advisor through which you purchased Interests.

d. You acknowledge and agree that payments contemplated under this Subscription Agreement, the Fund Agreement or the Prospectus and Statement of Additional Information may be effected through custody accounts that are held in the name of the Fund or its relevant service provider and operated by third parties, and in connection therewith, you will be subject to the credit, legal and operations risks of such third parties.

21. Financial Advisor Arrangements. The Fund has entered into an agreement (the “Intermediary Agreement”) with the Financial Advisor identified in Section I of this Subscription Agreement whereby the Financial Advisor has been authorized to act as an intermediary with respect to the purchase of Interests by clients of the Financial Advisor (“Introduced Clients”).

In connection with such arrangement, the Financial Advisor may provide certain services with respect to Introduced Clients, including the Subscriber, which may include the following:

(a) Facilitating communications between the Fund and Introduced Clients, including serving as a point of contact for Introduced Clients with respect to any inquiries or requests they may have;

(b) Receiving and ensuring the completeness of subscription agreements completed by Introduced Clients;

(c) Receiving from the Fund and delivering to Introduced Clients securities or cash to be distributed to Introduced Clients in connection with redemptions by such Introduced Clients or cash distributions that the Fund has determined, in its sole discretion, to make to all Interestholders, including distributions in respect of liquidation of the Fund; and

(d) Receiving any requests for transfers of Interests by Introduced Clients and communicating such transfer requests to the Manager, and otherwise facilitating the process for transfers of Interests by Introduced Clients if permitted by the Manager, in its sole discretion.

The Financial Advisor may indemnify the Fund for certain losses resulting from errors made in connection with the provision of services (including with respect to processing redemption requests) pursuant to the Intermediary Agreement.

As compensation for its services to the Fund in respect of an Introduced Client, the Financial Advisor may receive certain fees from GS.

For the avoidance of doubt, the Fund, in its sole discretion, may reject any subscription for Interests by any Introduced Client. The Fund, the Manager, GS and its affiliates will not be responsible or liable for (i) the contents of any representation made by the Financial Advisor to prospective investors (other than the contents of the Prospectus and Statement of Additional Information) and (ii) any materials provided to prospective investors by the Financial Advisor, if any, in connection with the offering of the Interests (other than the contents of the Prospectus and Statement of Additional Information).

By subscribing for Interests and becoming an Interestholder of the Fund, the Subscriber consents to the Financial Advisor providing the services on the terms set forth in the Intermediary Agreement.

PART B: FOR IRAs ONLY

In this Part B, an IRA is referred to as a “Plan.” In connection with your investment in the Fund:

1. You agree to provide such information (including a list of disqualified persons with respect to the Plan for purposes of Section 4975(e)(2) of the IRS Code) as the Manager may request from time to time in order to avoid possible violations of any provision of ERISA, the IRS Code or any other laws applicable to the Plan.

2. The person executing this Subscription Agreement on behalf of a Plan (the

III. Subscription Agreement Terms and Conditions

“Fiduciary”) represents and warrants to the Fund that:

a. The Plan’s purchase of the Interests is in accordance with the governing documents, instruments, and investment policies applicable to the Plan.

b. Neither the Manager nor any of its affiliates (including, without limitation, GS) has acted as a fiduciary under ERISA or the IRS Code with respect to the purchase, holding or disposition of the Interests. No advice provided by the Manager or any of its affiliates (including, without limitation, GS) has formed a basis for any investment decision by the Plan in connection with such purchase, holding or disposition.

c. The Fiduciary has delivered or caused to be delivered to the Fund, and from time to time hereafter will deliver or cause to be delivered to the Fund, in writing, all of the information which the Manager may request in order to avoid violations of any provision of ERISA, the IRS Code or any other laws applicable to the Plan, and will notify the Manager promptly, in writing, of any change in the information so furnished. The Fiduciary understands that the Manager, GS and their affiliates will rely on all information provided on behalf of the Plan in connection with the purchase and holding of the Interests, including all information provided in this Subscription Agreement and all updates to and changes in such information as may be provided on behalf of the Plan hereafter.

d. The Fiduciary has the authority and discretion to, and is duly authorized to, make the purchase of the Interests.

e. Without limiting the generality of the foregoing, you represent that (1) the Fiduciary is independent of and not related to the Manager, the Board of Managers, the Fund, the Financial Advisor, and any of their respective employees, representatives or affiliates (including, without limitation, GS), (2) the Fiduciary is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies, including the Plan’s purchase of the Interests as contemplated herein, (3) the Fiduciary understands that neither the Manager nor any of its affiliates (including, without limitation, GS), nor any director, officer, member, partner, employee, principal or agent of the Manager or any of its affiliates (including, without limitation, GS), has provided or is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the Plan’s purchase, holding or disposition of the Interests, and the Fiduciary acknowledges that the existence and nature of any financial interests paid to the above mentioned persons have been disclosed in the Prospectus and Statement of Additional Information and any supplemental disclosure provided, including any relevant Forms ADV; (4) the Fiduciary is a “fiduciary” under ERISA or the Code, or both, or any other law applicable to the Plan with respect to, and is responsible for exercising independent judgment in evaluating, the Plan’s purchase, holding and disposition of the Interests; (5) neither the Manager nor any of its affiliates (including, without limitation, GS), nor any director, officer, member, partner, employee, principal or agent of the Manager or any of its affiliates (including, without limitation, GS) receives a fee or other compensation from the Plan or the Fiduciary for the provision of investment advice in connection with the Plan’s purchase, holding or disposition of the Interests; and (6) the Board of Managers, the Financial Advisor, the Fund and the Manager and their respective employees, representatives or affiliates do not have investment discretion, and are not otherwise acting in a fiduciary capacity, with respect to the investment of the Plan’s assets in the Fund.

f. As of the time of the subscription to purchase the Interests, and at all times that the Plan is holding Interests, the Plan’s purchase and holding of the Interests do not, and will not constitute a non-exempt prohibited transaction under Section 4975 of the IRS Code.

PART C: FINANCINGS

1. You acknowledge and agree that the Fund may incur and maintain indebtedness for borrowed money (including through the issuance of notes and other evidence of indebtedness), other indebtedness, financings or extensions of credit (“Financings”), incur and maintain other obligations (including in connection with derivative financial instruments), arrange and make guarantees to support any such Financings or other obligations and incur reimbursement obligations in respect of any such Financings, other obligations or guarantees, pledge or assign or otherwise make available credit support for any such Financings, other obligations or guarantees and/or enter into agreements, instruments and documents and take all other actions as the Fund deems necessary or appropriate in connection with incurring or maintaining Financings, other obligations or guarantees. Without limiting the generality of the foregoing, you further acknowledge and agree that the Fund may, at its option and without notice to or consent of any Interestholder, hypothecate, mortgage, assign, transfer, make a collateral assignment or pledge or grant a security interest to any Lender (as defined below) or other holders of other obligations or guarantees of the Fund (a) any or all assets of the Fund, including investments and deposit or other accounts into which proceeds from the sale of Interests are credited or deposited (the assets described in this clause (a) referred to herein as “Assets”) and/or (b) some or all of the undrawn Commitment of some or all of the Interestholders, including the Fund’s right to issue drawdown notices or otherwise call for and receive undrawn Commitments in connection with the acquisition of Interests and all rights and remedies related thereto and the obligations of some or all of the Interestholders under their respective Subscription Agreements under which such Interestholders agreed to purchase Interests (the rights described in this clause (b) referred to herein as “Assigned Rights,” and together with Assets, referred to herein as “Credit Support”). For the avoidance of doubt, the Fund may exclude from such Credit Support all or a portion of the Assigned Rights of any holders of Interests that are officers, managers, certain significant holders of Interests, and certain other persons, to the extent restricted under, or considered by the Fund to be necessary or desirable to facilitate compliance with, applicable laws or regulations, including ERISA, the Investment Company Act and the Sarbanes-Oxley Act of 2002, as amended. As used herein, “Lender” shall mean (i) any lender, issuer of letters of credit or provider of other financing or extensions of credit, (ii) any holder of indebtedness, assignments, guarantees or other obligations relating to any of the foregoing, and (iii) any of their respective agents, trustees, successors and assigns.

2. You acknowledge and agree that, in furtherance of the foregoing and without limiting the generality of the foregoing, the Fund may, in each case subject to such other conditions as the Fund may reasonably determine, (a) authorize any Lender or holders of such other obligations or guarantees, including any agent or trustee acting on their behalf, as agent and on behalf of the Fund, or in such other capacity as the Fund may specify (i) to exercise from time to time Assigned Rights, (ii) to issue drawdown notices and to require you to acquire additional Interests pursuant to all or any portion of your undrawn Commitment for purposes of paying such funds to a Lender or holder of such other obligations or guarantees, including by payment to an account or accounts pledged to a Lender or such holder, (iii) to exercise any right or remedy of the Fund under the Fund Agreement or this Subscription Agreement in respect of any Asset or Assigned Rights or in respect of any drawdown notice or undrawn Commitment, and (iv) to enforce your

III. Subscription Agreement Terms and Conditions

obligations under this Subscription Agreement and the Fund Agreement, and (b) take any other action the Fund reasonably determines to be necessary for the purpose of providing such Credit Support (collectively, clauses (a) and (b), the “Lender Powers”). In addition, you acknowledge and agree that the Fund is authorized to provide to or receive from any Lender or holders of such indebtedness, guarantees or other obligations, including any agent or trustee acting on their behalf, financial information related to you.

You acknowledge and agree that, subject to applicable law, the Fund is authorized to enter into and maintain guarantees and other credit support of Financings of subsidiaries and other persons in which the Fund has an interest or otherwise be liable on a joint and several basis and any such obligations in connection therewith may be cross-guaranteed as the Fund determines is necessary or convenient in the conduct or promotions of the activities or business of the Fund.

Notwithstanding anything in this Subscription Agreement to the contrary, any Lender or other person granted a lien with respect to any of the Assigned Rights and/or the right to exercise any Lender Power shall be an intended beneficiary of this Part C and shall be entitled to enforce the provisions of this Part C.

3. To facilitate the Fund’s ability to incur and maintain Financings, other obligations and guarantees and to otherwise make available Credit Support for Financings, other obligations and guarantees, you agree to, make and acknowledge the following acknowledgements, agreements and representations for the benefit of the Fund and any Lender or other holder of other obligations or guarantees:

a. you hereby consent to the pledge or assignment of, and grant of a security interest in, your undrawn Commitment and related Assigned Rights and other forms of Credit Support referred to in this Part C;

b. you shall confirm as of the date hereof and following any default under a loan, credit or other facility or instrument evidencing such Financings, guarantees or other obligations, in favor of any Lenders or other holders of indebtedness, guarantees or other obligations, the amount of your Commitment and undrawn Commitment (and your address for purposes of drawdown notices);

c. you are and will remain absolutely, irrevocably and unconditionally obligated to fund capital contributions and perform your other obligations under the Fund Agreement and this Subscription Agreement, in each case, without set-off, defense (other than defense of payment), counterclaim or reduction based on any claim against any person (including any defense of fraud or mistake, or any defense under Section 365 of the U.S. Bankruptcy Code), and you hereby waive any right to assert any claim to the contrary in connection with any bankruptcy, insolvency, dissolution or winding up of the Fund or otherwise;

d. you shall honor drawdown notices or other capital calls issued by or on behalf of any Lender or other holder of indebtedness, guarantees or other obligations and such Lender or holder shall have the right to enforce your obligations to make contributions hereunder and under the terms of the Fund Agreement and to seek all available remedies against you if you fail to make such contributions;

e. you acknowledge that the proceeds of your Commitment called in accordance with this Subscription Agreement may be (i) used to repay the obligations to any Lenders or other holders of indebtedness, guarantees or other obligations and (ii)

directly credited to or deposited in an account for the benefit of any Lenders or other holders of indebtedness, guarantees or other obligations, in which case funds delivered by you pursuant to a capital call shall not be considered a funded Commitment if such funds are not delivered into such account;

f. you also acknowledge and agree that Lenders and other holders of indebtedness, guarantees or other obligations will rely upon the statements made in this Subscription Agreement and the Fund Agreement in connection with providing Financing to the Fund; and the terms of any Financings, guarantees or other obligations of the Fund may, without your consent, be established and maintained and may be amended, restated, supplemented, replaced, restructured, refinanced or otherwise modified from time to time, including to extend the maturity thereof, and whether by the same Lender, or different Lenders; provided that no amendment, restatement or any other modification of the terms of any Financing shall alter your rights under this Subscription Agreement or the Fund Agreement; and

g. as of the date hereof, your representations and warranties contained herein are true and correct in all material respects.

PRIVACY NOTICE

The Goldman Sachs financial services companies endeavor to maintain the highest standards of confidentiality and to respect the privacy of our client relationships. In that regard, we are providing this Privacy Notice to our clients in accordance with Title V of the Gramm-Leach-Bliley Act of 1999 and its implementing regulations. This notice supplements any privacy policies or statements that we may provide in connection with specific products or services.

The Information We Collect About You. The non-public personal information we collect about you (your “Information”) comes primarily from the account applications or other forms you submit to us. We may also collect Information about your transactions and experiences with us, our affiliates, or others relating to the products or services we provide. Also, depending on the products or services you require, we may obtain additional Information from consumer reporting agencies.

Our Disclosure Policies. We do not disclose your Information to anyone, except as permitted by law. This may include sharing your Information with non-affiliated companies that perform support services for your account or process your transactions with us or our affiliates. It may also include sharing your Information with our affiliates to bring you the full range of services and products available from the Goldman Sachs family of financial services companies, including our U.S. and international brokerage, asset management, advisory, and trust services companies. Additionally, it may include disclosing your Information pursuant to your express consent, to fulfill your instructions, or to comply with applicable laws and regulations.

Our Information Security Policies. We limit access to your Information to those of our employees and service providers who are involved in offering or administering the products or services that we offer. We maintain physical, electronic, and procedural safeguards that are designed to comply with federal standards to safeguard your Information.

If our relationship ends, we will continue to treat your Information as described in this Privacy Notice.

This notice is being provided on behalf of the following affiliates of The Goldman Sachs Group, Inc.:

Goldman Sachs Asset Management, L.P.

Goldman Sachs Asset Management

International GS Investment Strategies, LLC

Goldman Sachs Hedge Fund Strategies, LLC

The family of funds managed by the affiliates listed above.